EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL ANNOUNCES CONTINUED ENROLLMENT PROGRESS AND ENHANCEMENTS TO
INTERNATIONAL PHASE 3 RIQUENT® STUDY

SAN DIEGO, February 1, 2007 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced its continued progress in enrolling patients in its Phase 3 clinical trial of Riquent® (abetimus sodium) for the treatment of lupus renal disease. In addition, following recent discussions with the Food and Drug Administration (FDA), the Company has implemented several enhancements to further strengthen the Phase 3 study, which remains under Special Protocol Assessment.

To date, 202 patients have been enrolled in the study and 74 clinical trial sites are open to enroll patients, including newly added sites in Europe and Mexico. Given the progress on enrollment, the Company expects to complete its analysis measuring antibody reductions by the end of Q1 or early Q2 of 2007, as planned. This analysis will assess the impact of treatment with Riquent on antibodies to double-stranded DNA (anti-dsDNA) by measuring antibody reductions following weekly treatment with 100 mg, 300 mg or 900 mg of Riquent or placebo.

Enhancements to the protocol, all approved by the FDA, include:

Focus on higher doses: All new patients entering the study will be randomized in equal numbers to receive doses of either 300 mg/week or 900 mg/week of Riquent or placebo, with no further patients randomized to the 100 mg/week dose group. The approximately 30 patients currently being treated with 100 mg/week will continue at that dose through the completion of the study. The FDA confirmed that the primary endpoint required to establish efficacy is the time to renal flare for the combined population of patients treated with Riquent doses of 300 mg/week and 900 mg/week, compared with placebo.

Increase sample size: The study’s sample size is planned to be increased from approximately 600 to approximately 730 patients which is expected to increase the likelihood of achieving a statistically significant outcome for the individual dose groups when compared with placebo as well as overall. Enrollment in the study is still targeted for completion around the end of 2007.

Broaden analysis of patient population: The primary endpoint will be assessed in all patients and will no longer be restricted to the high-affinity subpopulation. The Company believes that the increased binding capability of higher doses will eliminate the need for an affinity measurement prior to treatment.

Combine current studies: To increase efficiency and enhance the quality of data, the Company has combined the Phase 2 clinical pharmacology study with the Phase 3 study so that Riquent blood levels will be collected in the same patient population as the definitive efficacy data.

“We believe these enhancements to the Phase 3 trial increase the likelihood of a successful study and, while increasing the overall cost of the study, can be implemented within our original timeline,” said Deirdre Y. Gillespie, M.D., President and CEO of La Jolla Pharmaceutical Company. “The FDA has confirmed that the trial will be successful if the combined result for patients treated with 300 mg and 900 mg of Riquent is statistically better than placebo. In addition, we hope to show that the 300 mg and 900 mg doses are each significantly better than placebo.”

General study design

The Phase 3 study is designed to assess the ability of Riquent treatment to increase the time to renal flare in lupus patients with a history of renal disease and with elevated levels of anti-dsDNA antibodies. A lupus renal flare is a potentially life-threatening increase in inflammation targeting the kidney. A renal flare often requires treatment with immunosuppressive agents which can have severe side effects.

Patients are treated weekly with Riquent or placebo. Twice as many patients are being treated with Riquent as placebo, and most drug-treated patients will receive one of the two higher doses. Patient enrollment in this international study was reactivated in August 2006 and will enroll patients in the Americas, Europe and Asia.

About Riquent

Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. Riquent has been well tolerated in all 13 clinical trials, with no serious Riquent-related side effects identified to date. Riquent’s only known biological activity is the reduction of circulating levels of anti-dsDNA antibodies. Increases in these antibodies are associated with an increased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials where they were measured.

About Lupus

Lupus (systemic lupus erythematosus) is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many are diagnosed with the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.

La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease by preventing or delaying renal flares. Lupus renal disease is a leading cause of sickness and death in patients with lupus. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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